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RENTRAK CORPORATION

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

July 26, 2010

To Our Shareholders:

Our 2010 Annual Meeting of Shareholders will be held on Thursday, August 26, 2010, at 10:00 a.m., Eastern Daylight Time, at The Cornell Club, 6 East 44th Street, New York, New York. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement. Our 2010 Annual Report is also enclosed.

Among the matters to be acted on at the meeting are the election of directors and ratification of the appointment of our independent auditors. Tom Allen and George Kuper will be retiring from the board after many years of service to Rentrak’s shareholders. We wish to express our deep gratitude to Tom and George for all they have done to help Rentrak accomplish its goals.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting, you may revoke your proxy and vote in person if you prefer.

Sincerely yours,

/s/ PAUL A. ROSENBAUM	/s/ WILLIAM P. LIVEK
PAUL A. ROSENBAUM	WILLIAM P. LIVEK
Chairman of the Board	Chief Executive Officer

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 26, 2010

To the Shareholders of

Rentrak Corporation:

The Annual Meeting of Shareholders of Rentrak Corporation (“Rentrak”) will be held on Thursday, August 26, 2010, at 10:00 a.m., Eastern Daylight Time, at The Cornell Club, 6 East 44th Street, New York, New York, for the following purposes:

1.	To elect a Board of Directors consisting of eight members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending March 31, 2011;

3.	To hear reports from various officers of Rentrak; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on June 22, 2010 as the record date for determining shareholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The proxy statement, proxy card and 2010 Annual Report to Shareholders accompany this Notice.

Whether or not you plan to attend the Annual Meeting, please fill out, sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. You may revoke your proxy in writing or at the Annual Meeting if you wish to vote in person.

By Order of the Board of Directors:

/s/ David I. Chemerow
David I. Chemerow
Chief Operating Officer/ Chief Financial Officer and Secretary

Portland, Oregon

July 26, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 26, 2010:

The proxy statement for the 2010 annual meeting of shareholders and 2010 annual report to shareholders are available at http://www.rentrak.com/section/corporate/investor_relations/2010_annual_report.html.

- i -

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 26, 2010

MEETING AND VOTING INFORMATION

Date, Time and Place of Meeting

The board of directors of Rentrak Corporation (“Rentrak”) is furnishing this notice of annual meeting and proxy statement and the enclosed proxy card in connection with the board’s solicitation of proxies for use at Rentrak’s 2010 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, August 26, 2010, at 10:00 a.m. Eastern Daylight Time, at The Cornell Club, 6 East 44th Street, New York, New York.

Solicitation and Revocation of Proxies

Shares represented by a proxy card that is properly dated, executed and returned will be voted as directed on the proxy. If no direction is given, proxies will be voted FOR each of the director nominees selected by the board of directors and FOR ratification of the appointment of independent auditors. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. Any proxy given by a shareholder may be revoked at any time prior to its use by execution of a later-dated proxy delivered to Rentrak’s Secretary, by vote in person at the Annual Meeting, or by written notice of revocation delivered to Rentrak’s Secretary.

Rentrak’s board of directors has selected the two persons named on the enclosed proxy card to serve as proxies in connection with the Annual Meeting. These proxy materials and the accompanying 2010 Annual Report to Shareholders, which includes Rentrak’s audited financial statements for the fiscal year ended March 31, 2010, and the other portions of Rentrak’s 2010 Annual Report on Form 10-K, are being mailed on or about July 26, 2010, to shareholders of record on June 22, 2010.

Purposes of the Annual Meeting

The Annual Meeting has been called for the following purposes:

•	To elect a board of directors consisting of eight members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

•	To ratify the appointment of Grant Thornton LLP as Rentrak’s independent auditors for the fiscal year ending March 31, 2011;

•	To hear reports from various officers of Rentrak; and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Section 2.3.1 of Rentrak’s 1995 Restated Bylaws, as amended (“Bylaws”), sets forth procedures to be followed for introducing business at a shareholders meeting. Rentrak has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting in accordance with the Bylaws, the persons named in the proxy card will vote your proxy in accordance with their judgment on such matters in the exercise of their sole discretion.

Record Date and Shares Outstanding

Only shareholders of record at the close of business on June 22, 2010 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, 10,870,517 shares of Rentrak common stock were outstanding. For information regarding the ownership of Rentrak common stock by holders of more than five percent of the outstanding shares and by Rentrak’s directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management” on page 12 below.

Voting; Quorum; Vote Required

Each share of common stock outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of Rentrak’s outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Assuming the existence of a quorum, the affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy, will be required to elect persons nominated to be directors. The appointment of independent auditors will be ratified if the votes cast in favor of the proposal exceed the votes cast against it.

Effect of Abstentions

If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present. However, only votes cast in favor of a nominee for director will have an effect on the outcome of the election of directors. Abstentions will have no effect on the vote to ratify the appointment of independent auditors.

Effect of Broker Non-Votes

If a broker holds your shares in street name, you should instruct your broker how to vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a duly executed proxy but does not vote on a proposal because the nominee does not have discretionary voting power with respect to the matter being considered and did not receive voting instructions from the beneficial owner. Broker non-votes are deemed present at the Annual Meeting for purposes of determining whether a quorum is present, but will have no effect on the outcome of the election of directors or ratification of the appointment of independent auditors. Beginning this year, banks and brokers acting as nominees for beneficial owners are not permitted to vote proxies with regard to the election of directors on behalf of beneficial owners who have not provided voting instructions to the nominee, making it especially important that you send your broker your voting instructions.

Costs of Solicitation

Rentrak will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers, and employees of Rentrak may solicit proxies from shareholders, personally or by telephone, facsimile, or e-mail transmission, without receiving any additional remuneration. Rentrak has asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of Rentrak common stock and will reimburse all such persons for their expenses.

Householding

In accordance with applicable regulations, Rentrak delivers a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials to certain persons who share an address, unless we have been notified that such persons prefer to receive individual copies of those documents. This practice is referred to as “householding.” If you reside at an address that received only one copy of proxy materials as a result of householding, we will deliver additional copies upon oral or written request. If you wish to receive separate copies in the future, please contact us at Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888, Attn: Corporate Secretary, or by phone at (503) 284-7581 extension 264. If you and others living at your address received multiple copies of proxy materials and prefer to receive a single copy, you may request that a single copy be sent in the future by contacting us as described above.

PROPOSAL 1

ELECTION OF DIRECTORS

Six of our current directors, Richard Hochhauser, William Livek, Anne MacDonald, Paul Rosenbaum, Brent Rosenthal and Ralph Shaw, have been nominated by the board of directors to stand for re-election as directors. Tom Allen and George Kuper are retiring after six and ten years of service to Rentrak, respectively.

William Engel and Martin O’Connor have been nominated by the board of directors, following consideration by and upon the recommendation of the Nominating and Governance Committee, for election at the Annual Meeting to fill the positions being vacated by Messrs. Allen and Kuper. Our CEO recommended Mr. Engel as a potential board member, while Mr. O’Connor was recommended by one of our non-management directors who knows him.

Rentrak’s Bylaws currently in effect provide for eight positions on the board of directors. The board of directors has nominated the individuals named below to fill the eight positions. If for any reason any of the nominees named below should become unavailable for election (an event the board does not anticipate), proxies will be voted for the election of such substitute nominee as the board in its discretion may recommend. Proxies cannot be voted for more than eight nominees. Directors are re-elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.

The board of directors has determined that each of the nominees for director named below, other than Messrs. Livek and Rosenbaum, is or will be an “independent director” under Rule 5605(a)(2) of the Nasdaq listing standards.

The board of directors recommends a vote “FOR” the election of each of the following nominees for director:

WILLIAM E. ENGEL (age 62). Mr. Engel has 40 years of experience in the media and marketing information industries and co-holds a patent for the integration of disparate datasets. Since January 2009, he has served as Chairman of Consumer Orbit, a marketing information company he formed with a focus on the relationship of information to transactions based on data bases. Mr. Engel served as Senior Vice President of Innovation for the Marketing Services Group of Experian Information Solutions, Inc., a provider of information, analytical and marketing services worldwide, from February 2007 until December 2008, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 until February 2007. From 1998 until 2004, he was Chairman and Chief Executive Officer of Simmons Market Research Bureau following its acquisition by Symmetrical Resources, co-founded by Mr. Engel in 1992. From 1989 until 1992, Mr. Engel was President of Research and Operations for VNU (now The Nielsen Company), following VNU’s acquisition of Birch Scarborough Research, formed in 1987 through the purchase of Scarborough Research by Birch Radio Ratings, where he had served as chief research officer and Executive Vice President of Operations since 1985. Mr. Engel held various executive positions with the Arbitron Company from the early 1970’s until 1985. He started his career at Southern Broadcasting Corporation in 1969. The board has nominated Mr. Engel for election as a director because of his extensive expertise in and significant contributions to the media research industry, including the creation and marketing of new information products. In addition, his experience in building large-scale information companies and participation in senior management of various public companies will enable Mr. Engel to assist Rentrak in the assessment of operating risks.

RICHARD HOCHHAUSER (age 65). Mr. Hochhauser, an adjunct professor at New York University, teaches a Masters Degree program in integrated marketing. He retired as President and Chief Executive Officer of Harte-Hanks, Inc. in 2008, a position in which he served since 2002. He served in various other capacities with Harte-Hanks, Inc., a global direct and targeted marketing solutions provider, during his 33-year tenure. Mr. Hochhauser is also a director of John Wiley & Sons, Inc., a global publisher of print and electronic products, and is a board member of the Direct Marketing Educational Foundation. He previously served as chair of the board of directors of the Direct Marketing Association. Mr. Hochhauser was elected as a director of Rentrak in August 2009. The board selected Mr. Hochhauser to serve as a director because of his expertise in the direct marketing industry and experience as a CEO of a public company.

WILLIAM P. LIVEK (age 56). Mr. Livek has been Chief Executive Officer and a director of Rentrak since June 15, 2009. From December 2008 until June 2009, Mr. Livek was founder and Chief Executive Officer of Symmetrical Capital, an investment and consulting firm focused on the marketing/media measurement industry. From February 2007 until December 2008, he was Senior Vice President, Strategic Alliances and International Expansion, of Experian Information Solutions, Inc., a provider of information, analytical and marketing services worldwide, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 to February 2007. For more than 10 years prior to October 2004, Mr. Livek was President of Simmons Market Research Bureau, where he directed the growth and evolution of the company into a media-neutral, consumer centric research and data business prior to its sale to Experian in 2004. With his extensive background in media measurement, which also includes serving as President/CEO of Scarborough Research and Vice President of Sales and Marketing with the Arbitron Company, Mr. Livek brings outstanding insight and experience regarding Rentrak’s industry to the board and serves as a liaison between the board and management.

ANNE MACDONALD (age 54). Since July 2009, Ms. MacDonald has been Executive Vice President and Chief Marketing Officer for The Travelers Companies, Inc., which offers a wide variety of property and casualty insurance and surety products in the United States and selected international markets. From November 2008 until July 2009, Ms. MacDonald provided independent marketing consulting services as a partner of The Rockefeller Consulting Group. Previously she served as President and Chief Marketing Officer of Macy’s, Inc., which operates retail stores and Internet websites under the Macy’s and Bloomingdale’s brands, from 2006 to June 2007. Beginning in 1997, she served in various positions with Citigroup, Inc., a financial services company, including as Chief Marketing Officer for its consumer division from 2004 through 2006. Ms. MacDonald was a director of SS+K Agency based in New York City, which provides consulting services in such areas as advertising, marketing, public relations and public affairs, from 2007 through 2009. Ms. MacDonald was elected as a director of Rentrak in August 2009. Ms. MacDonald was recruited to the board for her years of marketing leadership experience in the media industry with knowledge of both the agency and client side of the business. She serves as Chair of the Compensation Committee.

MARTIN B. O’CONNOR, II (age 51). Mr. O’Connor is the managing partner of O’Connor, Morss & O’Connor, P.C. in Union, New Jersey. He focuses on advising his clients and their business interests and family offices, regarding strategic planning, ownership and wealth management issues, with clients in the financial, real estate, entertainment, sport and agricultural sectors in the United States and abroad. Mr. O’Connor has been a director of Cinedigm Digital Cinema Corp., a pioneer in transforming movie theaters into digital and networked entertainment centers, since March 31, 2010. He also serves as a director of various closely-held companies, charitable organizations, foundations and professional boards. The board has nominated Mr. O’Connor for election as a Rentrak director in light of his extensive professional connections with prominent executives in the media and entertainment industries worldwide.

PAUL A. ROSENBAUM (age 67). A significant shareholder in Rentrak since 1994, Paul Rosenbaum served as the company’s Chairman of the Board and Chief Executive Officer from September 2000 until June 2009. With the hiring of William Livek as CEO effective June 15, 2009, Mr. Rosenbaum began serving in a non-executive capacity as Chairman of the Board of Directors. During his career as a legislator and in private practice, Mr. Rosenbaum acquired extensive knowledge of U.S. banking and insurance law. He served in the Michigan Legislature from 1972 to 1978, during which time he chaired the House Judiciary Committee, was legal counsel to the Speaker of the House and wrote and sponsored the Michigan Administrative Procedures Act. Additionally, Mr. Rosenbaum served on the National Conference of Commissioners on Uniform State Laws, as vice chairman of the Criminal Justice and Consumer Affairs Committee of the National Conference of State Legislatures, and on a committee of the Michigan Supreme Court responsible for reviewing local court rules. From 1980 to 1986 he served on the Board of Trustees of Springfield College. In July 2007, Mr. Rosenbaum was appointed by Oregon governor Ted Kulongoski to serve on the nine-member Board of Commissioners for the Port of Portland. In 2009, Mr. Rosenbaum joined the Providence St. Vincent Medical Foundation Council of Trustees. Mr. Rosenbaum is also the CEO of SWR Corp., which he founded in 1994. SWR Corp. is based in Portland and designs, sells, and markets specialty industrial chemicals. Mr. Rosenbaum brings to the board a historical perspective of Rentrak’s operations stemming from his decade of service and key role in the company’s transition from video rentals to a data and information analytics company serving the media and entertainment industries.

BRENT D. ROSENTHAL (age 38). Mr. Rosenthal has been a Research Analyst for WRH Partners II, L.L.C. (“WRH”), the general partner of various affiliated investment limited partnerships, since 2002. William R. Huff, a principal of WRH, is the beneficial owner of 9.5% of Rentrak’s outstanding stock. Prior to 2002, Mr. Rosenthal served as Director of Mergers & Acquisitions for RSL Communications Ltd. Prior to joining RSL, Mr. Rosenthal served emerging media companies for Deloitte & Touche LLP. Mr. Rosenthal is a Certified Public Accountant. He was elected as a director of Rentrak in August 2008. The board selected Mr. Rosenthal to serve as a director in light of his financial expertise and experience in the media industry and with helping companies grow.

RALPH R. SHAW (age 71). Mr. Shaw has been president of Shaw Management Company, an investment counseling firm located in Portland, Oregon, since 1980, and general partner of a succession of three venture capital funds beginning in 1983. Mr. Shaw is a trustee of the Tax-Free Trust of Oregon. He is also a director of Schnitzer Steel Industries, Inc., and sits on their audit, compensation, and governance committees. Mr. Shaw served as an outside director of one of Rentrak’s subsidiaries from 2000 through 2003. He also served as an adviser to the Rentrak board from 2001 until his election as a director of Rentrak in 2004. Mr. Shaw is Chair of the Finance Committee. Mr. Shaw brings to the board financial expertise and experience working with small companies.

Transaction with Director Nominee

In February 2010, Mr. Engel began providing services as an independent consultant to assist Rentrak in combining its sources of data for its TV EssentialsTM product under a three-year agreement with Consumer Orbit, of which Mr. Engel is Chairman and sole owner. The consulting fee under the agreement is $10,000 per month, which will be reduced to $6,000 per month (or $72,000 per year) upon Mr. Engel’s election as a director of Rentrak. The consulting arrangement was approved by the Audit Committee pursuant to the procedures described under “Committees and Meetings of the Board” beginning on page 6 below. The board also considered the transaction in concluding that Mr. Engel will be an independent director under the Nasdaq listing standards.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Grant Thornton LLP as Rentrak’s independent registered public accountants for the fiscal year ending March 31, 2011. See “Matters Relating to Our Auditors” beginning on page 35 below. Although the appointment of independent auditors is not required to be submitted to a vote of the shareholders by Rentrak’s charter documents or applicable law, the board has decided to ask the shareholders to ratify the appointment. If the shareholders do not approve the appointment of Grant Thornton LLP, the board will ask the Audit Committee to reconsider its selection.

Provided that a quorum is present, the appointment of Grant Thornton LLP as Rentrak’s independent auditors will be ratified if the votes cast in favor of the proposal exceed the votes cast against it at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the vote on this proposal.

The Board of Directors recommends that you vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2011.

COMMITTEES AND MEETINGS OF THE BOARD

The board of directors has established several standing committees, including an Audit Committee, a Compensation Committee, a Finance Committee, and a Nominating and Governance Committee. During the fiscal year ended March 31, 2010, the board of directors held eight meetings. Each director attended at least 75% of the total number of meetings held by the board of directors and the board committees on which he or she served during fiscal 2010.

The board of directors has adopted corporate governance guidelines, which state that directors are expected to attend all meetings of the board of directors, including our annual meetings of shareholders. Seven of the eight directors attended the annual meeting held in August 2009.

Audit Committee

Rentrak has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee’s activities are governed by a formal written charter, a copy of which is available on Rentrak’s website under “Investor Information / Corporate Governance” at www.rentrak.com. The Audit Committee held four meetings during the fiscal year ended March 31, 2010.

Mr. Allen (Chair), Mr. Rosenthal and Mr. Shaw, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the Nasdaq listing standards and rules adopted by the Securities and Exchange Commission (the “SEC”), are the current members of the Audit Committee. The board of directors has determined that Messrs. Allen, Rosenthal and Shaw are each qualified to be an “audit committee financial expert” as defined in the SEC’s rules. The board also determined that the other directors who served on the Audit Committee during fiscal 2010, Cecil Andrus and George Kuper, met the independence requirements for committee membership.

The Audit Committee makes decisions regarding the engagement or discharge of Rentrak’s independent auditors, reviews and pre-approves audit and legally-permitted non-audit services provided by the independent auditors, and oversees the integrity of Rentrak’s financial statements and other financial information, its systems of internal accounting and financial controls, and the independence and performance of Rentrak’s independent auditors. The Audit Committee has established procedures for the receipt and handling of complaints about accounting and auditing matters and reports of ethical violations regarding Rentrak’s directors, officers and employees.

The Audit Committee’s charter makes it responsible for reviewing for potential conflicts of interest all transactions between Rentrak and a director, officer or shareholder (including transactions with family members or associates of such persons) that would be required to be reported as a transaction with a related person in this proxy statement under the SEC’s disclosure rules and determining whether or not to approve any such transactions. Under the charter, the Audit Committee also reviews, interprets and administers Rentrak’s Code of Business Conduct and reviews requests for waivers and reports of violations. Under the Code of Business Conduct as revised in May 2010, executive officers and directors must obtain the prior written approval of the Audit Committee before participating in any business arrangement with Rentrak. Directors must disclose any personal interest they may have in any transaction with Rentrak or being considered by the board, and may not participate in any decision in which there is a conflict between their personal interests and Rentrak’s interests. See also “Code of Ethics” on page 9 below.

Compensation Committee

The members of the Compensation Committee are Ms. MacDonald (Chair), and Messrs. Allen, Hochhauser, and Shaw, each of whom is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Retired directors Judith Allen and Cecil Andrus, who were members of the Compensation Committee during fiscal 2010, also met the independence requirements for committee membership. The Compensation Committee is responsible for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs, evaluating the performance of Rentrak’s management, and making compensation decisions regarding Rentrak’s executive employees. The Compensation Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Investor Information / Corporate Governance” at www.rentrak.com. During the fiscal year ended March 31, 2010, the Compensation Committee held twelve meetings.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”) is chaired by Mr. Kuper; Mr. Hochhauser and Mr. Rosenthal are its two other members. The board of directors has determined that each of these directors is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Other members of the committee during fiscal 2010, Ms. Allen and Mr. Andrus, also met the Nasdaq director independence requirements. The Nominating Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Investor Information / Corporate Governance” at www.rentrak.com. The Nominating Committee held three meetings during the fiscal year ended March 31, 2010.

The Nominating Committee is responsible for identifying individuals qualified to become directors of Rentrak and recommending to the board of directors candidates for election and for recommending individuals to serve on each board committee. It is also responsible for developing for board approval a set of corporate governance guidelines addressing board organizational issues, committee structure and membership, and succession planning for Rentrak’s chief executive officer position.

The Nominating Committee has not adopted any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will take into account all factors that it considers appropriate, including strength of character, maturity of judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoints, industry knowledge, and the highest personal and professional ethics, integrity and sound business judgment.

In determining whether to recommend nomination of current directors for re-election, the Nominating Committee will perform periodic evaluations of individual directors. Non-employee directors are generally expected to retire upon reaching age 75 or completing ten years of service, whichever is later. Directors who are also employees will generally be expected to resign upon termination of employment, although the board of directors may make an exception to this policy for a former chief executive officer if it believes it to be in the best interests of Rentrak.

When the Nominating Committee is required to identify new director candidates, because of a vacancy or a desire to expand the board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has the authority to hire a third party search firm if it deems such action to be appropriate, but has not done so since 2005. Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating Committee deems appropriate.

The Nominating Committee will consider director candidates suggested by shareholders for nomination by the board of directors. Shareholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Chair of Nominating Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Candidates suggested by shareholders will be evaluated by the same criteria and process as candidates from other sources.

Finance Committee

The Finance Committee is comprised of Mr. Shaw (Chair), Mr. Kuper and Mr. Rosenthal. The Finance Committee is responsible for evaluating strategic, operational and financial issues facing Rentrak. During the fiscal year ended March 31, 2010, the Finance Committee met five times.

Committee Membership at July 26, 2010

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
Tom Allen	Chair	Member	—	—
Richard Hochhauser	—	Member	Member	—
George Kuper	—	—	Chair	Member
Anne MacDonald	—	Chair	—	—
Brent Rosenthal	Member	—	Member	Member
Ralph Shaw	Member	Member	—	Chair

RISK MANAGEMENT

Rentrak has developed and maintains processes to manage risk in its operations. The Board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board executes its oversight role directly and through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee is also responsible for reviewing conflict of interest transactions and handling complaints about accounting and auditing matters and violations of Rentrak’s Code of Business Conduct. The Audit Committee monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, and risks associated with potential or completed business acquisitions. The Nominating and Governance Committee assists in risk management by overseeing Rentrak’s compliance with legal and regulatory requirements relating to corporate governance. The Compensation Committee assesses risks created by the incentives inherent in Rentrak’s compensation policies. The Finance Committee assists in risk management by assessing the risks in proposed financings or investments of the company. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team and the board committees.

LEADERSHIP STRUCTURE

Since the hiring of Mr. Livek as Chief Executive Officer in June 2009, the positions of Chairman of the Board and CEO have been held by different people. Mr. Rosenbaum, who continues to serve as Chairman of the Board, is not independent as a result of being CEO and a Rentrak employee during the past three years. The board believes that Mr. Rosenbaum’s historical perspective and significant contacts developed during his 10 years as Rentrak’s CEO provide valuable insights in his role of non-executive Chairman, while Mr. Livek brings a wealth of industry experience and operational skills to Rentrak as it seeks to transform itself into a leading provider of media measurement services.

Each of Rentrak’s board committees is made up solely of independent directors and sets its own agenda. The independent directors also meet in executive session at each meeting without management present. As a result, it is the Nominating and Governance Committee’s view that there is no current need for an independent lead director. The Nominating and Governance Committee reevaluates the board’s leadership structure periodically.

CODE OF ETHICS

Rentrak has adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to its chief executive officer, president, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in Rentrak’s financial reports, and compliance with applicable laws and regulations. The Code of Ethics is included as part of our Code of Business Conduct approved by the board of directors, which is generally applicable to all directors, officers, and employees of Rentrak. The Code of Business Conduct and Code of Ethics are available on Rentrak’s website under “Investor Information / Corporate Governance” at www.rentrak.com and are administered by the Audit Committee.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Communications by shareholders to the board of directors should be sent to the attention of the Chair of the Nominating and Governance Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Such communications will be forwarded unopened to the individual serving as Chair of the Nominating Committee, who will be responsible for responding to or forwarding such communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the Chair of the Nominating Committee determines that they do not appear to be within the scope of the board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

DIRECTOR COMPENSATION FOR FISCAL 2010

Compensation of Independent Directors

The following table summarizes compensation paid to independent directors for services during the fiscal year ended March 31, 2010.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Judith Allen (3)	$32,950	$131,580	$164,530
Tom Allen	$61,717	$136,148	$197,865
Cecil Andrus (3)	$28,983	$30,300	$59,283
Richard Hochhauser (3)	$31,900	$136,890	$168,790
George Kuper	$52,642	$136,148	$188,790
Anne MacDonald (3)	$30,050	$136,890	$166,940
Brent Rosenthal	$55,300	$136,148	$191,448
Ralph Shaw	$62,500	$136,148	$198,648

(1)	During fiscal 2010, each independent director of Rentrak received an annual cash retainer of $30,000. In addition, the chair of the Compensation Committee received a $3,000 annual retainer, the chair of the Audit Committee received a $5,000 annual retainer, and each other non-employee director who served on the Audit Committee received a $2,500 annual retainer. A meeting fee of $1,200 was paid for each board or committee meeting attended in person or telephonically. Rentrak also reimburses directors for their travel expenses for each meeting attended in person; reimbursement amounts are not included in the totals above.

(2)	The dollar amounts reflect the grant date fair value of deferred stock unit (“DSU”) awards granted in fiscal 2010 under Rentrak’s 2005 Stock Incentive Plan (the “2005 Plan”), calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718 promulgated by the Financial Accounting Standards Board (“FASB”). The DSU valuation is equal to the number of DSUs granted multiplied by the closing stock price on the grant date. DSU awards granted in fiscal 2008, 2009 and 2010 generally vest in three equal annual installments beginning on the first anniversary of the grant date. Unvested DSUs will also fully vest upon termination of the recipient’s service on the board as a result of death, disability, after reaching age 75, or upon a change in control of Rentrak during the vesting period. Each vested DSU entitles the holder to receive a share of Rentrak common stock following the individual’s ceasing to be a director of Rentrak.

The dollar amount shown for Ms. Allen includes $52,470 relating to the incremental fair value resulting from the Compensation Committee’s decision to accelerate the vesting of 15,000 shares covered by DSU grants in fiscal 2009 and 2010 in connection with her retirement from the board. The DSUs granted to Mr. Andrus in fiscal 2009 and 2010 vested in full by their terms as a result of his retirement from the Rentrak board after reaching age 75, so there was no increase in fair value with respect to his DSUs.

The table below shows the total DSUs granted to each independent director during fiscal 2010 and the total DSUs and stock options held by each independent director at March 31, 2010.

Name	DSUs Granted in Fiscal 2010	Grant Date	Grant Date Fair Value	Total DSUs Held at March 31, 2010	Total Stock Options Held at March 31, 2010
Judith Allen	9,000	4/1/09	$79,110	0	0
Tom Allen	9,000	4/1/09	$79,110	27,000	0
	3,750	8/20/09	$57,038
Cecil Andrus	3,000	4/10/09	$30,300	0	0
Richard Hochhauser	9,000	8/20/09	$136,890	9,000	0
George Kuper	9,000	4/1/09	$79,110	39,750	55,000
	3,750	8/20/09	$57,038
Anne MacDonald	9,000	8/20/09	$136,890	9,000	0
Brent Rosenthal	9,000	4/1/09	$79,110	18,000	0
	3,750	8/20/09	$57,038
Ralph Shaw	9,000	4/1/09	$79,110	39,750	17,500
	3,750	8/20/09	$57,038

(3)	Ms. MacDonald and Mr. Hochhauser were elected as directors on August 20, 2009, to fill the positions previously held by Ms. Allen and Mr. Andrus, who retired as of that date.

In establishing compensation for independent directors for service during fiscal 2010, the Compensation Committee and the board of directors considered information regarding compensation paid to directors of similar marketing services companies collected by an independent director, along with director compensation information derived from other sources.

On March 24, 2010, the Compensation Committee approved changes in meeting fees to be paid to independent directors. A fee of $1,200 will be paid for each board meeting attended in person. After an independent director has attended four committee meetings that were not held at the same time as a board meeting, the director will be paid $600 for each subsequent committee meeting attended in person or by telephone. The annual cash retainer fees for board and committee service described in note 1 above remain in place with the addition of a $3,000 annual retainer for the chair of the Nominating and Governance Committee.

Beginning in August 2010, each independent director will also be granted $100,000 of DSUs at or about the time of each annual meeting of shareholders. The number of DSUs will be determined by dividing $100,000 by the stock trading price on the date of grant and rounding to the nearest whole number. The DSUs will vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues to be a director at the end of the applicable month.

Compensation Arrangements with Chairman of the Board

Effective March 31, 2010, Rentrak and Mr. Rosenbaum agreed that he will continue as Chairman of the Board in a non-employee capacity through at least September 30, 2011. Mr. Rosenbaum will receive an annual cash retainer of $50,000 as full payment for his services as Chairman of the Board.

In connection with the revised compensation arrangements, on March 31, 2010, Mr. Rosenbaum received a lump sum payment in the amount of $298,739 in full satisfaction of the remaining salary he would have been paid under his employment agreement during calendar 2010, and Rentrak has agreed to make an additional lump sum payment of $190,000 in early January 2011, in full satisfaction of the salary that he would have been paid for the nine months ending September 30, 2011. The lump sum payments were reduced to reflect agreed upon contributions by Mr. Rosenbaum toward premiums for the continuation of medical, dental and other welfare benefits, and will be further reduced by required payroll deductions. Rentrak also agreed to continue to provide life insurance coverage for Mr. Rosenbaum in the amount of $300,000 through September 30, 2011 and to make a lump sum payment of $200,000 to Mr. Rosenbaum’s heirs if he dies on or after February 15, 2011 and on or before September 30, 2011.

Rentrak and Mr. Rosenbaum also entered into a consulting agreement with a term expiring September 30, 2013, under which Mr. Rosenbaum will provide investor relations advice and such other services as Rentrak may request in exchange for a monthly retainer of $833 through September 30, 2011 and $333 for the remainder of the term, plus continuation of medical, dental and long-term care benefits. In the event that Mr. Rosenbaum secures a contract or other arrangement under which Rentrak is expected to receive revenue of $1,000,000 or more in a 12-month period, Rentrak will negotiate with Mr. Rosenbaum in good faith with regard to bonus compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

The following table sets forth as of June 22, 2010, certain information regarding the beneficial ownership of Rentrak common stock by (i) each person known to be the beneficial owner of 5% or more of Rentrak’s outstanding shares of common stock, (ii) each current director and nominee for election as a director of Rentrak, (iii) the current and former executive officers of Rentrak named in the Summary Compensation Table below (“named executive officers”), and (iv) all current directors and executive officers of Rentrak as a group.

	Shares Beneficially Owned
Name and Address	Total (1)		Percent of Class (1)
5% or Greater Owners
William R. Huff	1,032,042	(2)	9.5%
67 Park Place, 9th Floor
Morristown, NJ 07960
Mark Cuban	765,632	(3)	7.0%
5424 Deloache Avenue
Dallas, TX 75220
Paul A. Rosenbaum	574,683	(4)	5.1%
7700 N.E. Ambassador Place
Portland, OR 97220

Name	Shares Owned (5)	Exercisable Options (6)	Total Beneficial Ownership (1)	Percent of Class (1)
Directors and Nominees
Thomas Allen	3,500	0	3,500	*
William Engel	7,500	0	7,500	*
Richard Hochhauser	0	0	0	—
George Kuper	43,390	0	43,390	*
William Livek**	70,684	68,750	139,434	1.3%
Anne MacDonald	0	0	0	—
Martin O’Connor	0	0	0	—
Paul Rosenbaum(4)**	262,718	311,965	574,683	5.1%
Brent Rosenthal	750	0	750	*
Ralph Shaw	0	17,500	17,500	*
Named Executive Officers
David Chemerow(7)	41,523	0	41,523	*
Cathy Hetzel	430	35,000	35,430	*
Kenneth Papagan	0	106,300	106,300	*
Mark Thoenes	8,000	0	8,000	*
Amir Yazdani	58,404	100,000	158,404	1.4%
All Current Executive Officers and Directors as a group (16 persons)	490,606	644,515	1,135,121	9.9%

*	Less than one percent

**	Is also a named executive officer

(1)	Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his or her name. All percentages have been calculated based on 10,870,517 shares of Rentrak’s common stock issued and outstanding as of June 22, 2010.

(2)	William R. Huff, the general partner of certain limited partnerships affiliated with WRH, filed Amendment No. 2 to Schedule 13D reporting as of November 19, 2009, sole voting power and dispositive power as to 1,032,042 shares of Rentrak common stock.

(3)	Mark Cuban filed Amendment No. 2 to Schedule 13G reporting as of December 31, 2009, sole voting power and dispositive power as to 765,632 shares.

(4)	Includes 113,035 shares pledged as collateral in connection with a margin account with a securities broker.

(5)	The following persons also hold restricted stock units (“RSUs”) or DSUs as of June 22, 2010, as follows: Mr. Allen, 27,000 DSUs; Mr. Hochhauser, 9,000 DSUs; Mr. Kuper, 39,750 DSUs; Mr. Livek, 123,750 RSUs; Ms. MacDonald, 9,000 DSUs; Mr. Rosenthal, 18,000 DSUs; Mr. Shaw, 39,750 DSUs; Mr. Chemerow, 75,942 RSUs; and Mr. Yazdani, 131,173 RSUs.

(6)	In accordance with SEC regulations, the number of shares and percentage calculation with respect to each shareholder assumes the exercise of all outstanding options such shareholder holds and that are exercisable within 60 days after June 22, 2010.

(7)	Includes 7,700 shares held by Mr. Chemerow’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Rentrak’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of Rentrak’s common stock (“10% shareholders”) to file with the SEC initial reports of beneficial ownership (Form 3s) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To Rentrak’s knowledge, based solely upon a review of the copies of Forms 3, 4, and 5 (and amendments thereto) furnished to Rentrak or otherwise in its files or publicly available, all of Rentrak’s officers, directors, and 10% shareholders complied in a timely manner with all applicable Section 16(a) filing requirements since March 31, 2009, except as follows: Cecil Andrus, a former director, was late in filing one Form 4 reporting a grant of DSUs; and William Livek, a director and executive officer, was late in filing a Form 4 reporting a grant of stock options, stock appreciation rights, and restricted stock units.

EXECUTIVE OFFICERS

The names, ages, positions and backgrounds of Rentrak’s current executive officers in addition to Mr. Livek are as follows:

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
David Chemerow	59	2009	Chief Operating Officer, Chief Financial Officer and Secretary. Mr. Chemerow joined Rentrak in October 2009 in his current position. From 2005 through September 2009, Mr. Chemerow was Senior Vice President and Chief Financial Officer at Olympus Media, LLC, which specializes in the sale of outdoor advertising. From 2003 to 2004, Mr. Chemerow was the Chief Operating Officer for TravelCLICK, Inc., which helps hotels maximize profit from electronic channels. From 2002 to 2003, he was the Chief Operating Officer of ADcom Information Services, Inc., which provided ratings for viewership of TV programs to cable operators. From 1990 to 2000 Mr. Chemerow served in senior executive roles in several media companies, including as Executive Vice President, Finance and Operations and Chief Financial Officer of Playboy Enterprises, Inc., a global media and lifestyle company, President and Chief Operating Officer of GT Interactive Software Corp, a publisher of computer games, and President and Chief Executive Officer of Soldout.com, Inc., which specializes in sold-out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow also serves as the non-executive Chairman of the Board of Playboy Enterprises, Inc. and is a member of the Board of Directors of Dunham’s Athleisure Corporation, a sporting goods retailer.

Timothy Erwin	41	2007	Senior Vice President, Sales and Customer Relations. Mr. Erwin has been with Rentrak for 19 years and, prior to his promotion in January 2007, held positions including Vice President of Customer Relations, Senior Director of Customer Relations, and Manager of Customer Services and Key Accounts. Prior to joining Rentrak, Mr. Erwin was a District Manager for National Video.

Ron Giambra	48	2008	Executive Vice President, Theatrical Worldwide. Mr. Giambra joined Rentrak in 2001 as Vice President, Theatrical and served as Senior Vice President, Theatrical from early 2003 until his promotion in early 2008. Prior to joining Rentrak, Mr. Giambra held various management positions with motion picture distribution companies, including Tribune Media from 2000 to 2001, Destination Films in 1999 and 2000, Polygram Film Entertainment from 1997 to 1999, and Orion Films from 1983 to 1997. Mr. Giambra currently serves as a member of the Board of Directors and sits on the Audit Committee for the widely-respected Will Rogers Motion Picture Pioneers Foundation, and is active in many charitable events and programs within the motion picture industry.

Marty Graham	52	2005	President, Home Entertainment Division (formerly the PPT Division). Mr. Graham served as Chief Operating Officer, PPT Division from January 2005 until he was promoted to his current position in October 2005. Mr. Graham served as Senior Vice President, Studio Relations from May 2002 through December 2004. Previously, he served Rentrak as Vice President, Product Development beginning in 1991. Mr. Graham joined Rentrak in October 1988 as Director of Product Development. Prior to joining Rentrak, Mr. Graham served as general manager and secretary/treasurer of Pacific Western Video Corporation.

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
Cathy Hetzel	59	2007	President, AMI Division. Ms. Hetzel joined Rentrak in March 2004, following a one-year consulting relationship with Rentrak, and served as Senior Vice President, OnDemand Essentials until her appointment to her current position in April 2007. Previously, she was senior vice president, business development at Concero, an interactive television, video on demand (VOD) and electronic commerce services company, beginning in March 2000. Prior to that, she was senior vice president of Digital Cable Radio Associates, a partnership of several music recording companies and cable operators.

Kenneth Papagan	58	2010	President. Mr. Papagan joined Rentrak in November 2002 and served as Executive Vice President, Business Development & Strategic Planning and was promoted to President and Chief Strategy Officer in April, 2007. In March 2010, Mr. Papagan was named President. Prior to joining Rentrak, Mr. Papagan held the position of President at Delmar Media.Net, a digital media venture-consulting services firm. From 1997 to 2001, Mr. Papagan held several positions at iXL Inc., a public internet services consulting firm, including Global General Manager of Digital Media and Broadband Solutions. Mr. Papagan’s 33-year career in Media and Entertainment has been focused on evolving new media and spanned Television Programming, On-Air Marketing, Program Development and Production; Internet and Digital Media professional services; and Media & Entertainment Reporting, Research & Analytics. Earlier in his career he was a founding Executive of eight television networks and two Internet start-ups including Qube, Nickelodeon, MTV, The Movie Channel, ON TV, The Fashion Channel, The JC Penney Shopping Channel, and BoxTop Interactive.

Christopher Roberts	42	2008	Senior Vice President, Home Entertainment Media & Digital. Mr. Roberts served as Senior Vice President, Sales & Marketing from 2003 until he was promoted to his current position in April 2008. Prior to becoming Vice President, Sales in 1994, a position he held until 2003, Mr. Roberts was Rentrak’s National Director of Sales, a position he held beginning in September 1992. Previously, Mr. Roberts worked as an account executive for Rentrak. Prior to that, he was an account executive for National Video. Mr. Roberts is also co-owner of Go! Productions, a music and voice production company based out of Camas, Washington. Mr. Roberts serves as a member of the Entertainment Merchants Association (EMA) Digital Council. Mr. Roberts is also on the Board of Directors of Our Family Adoptions, a 501(c)(3) non-profit international adoption agency which facilitates adoptions out of The Democratic Republic of Congo, Africa.

Amir Yazdani	50	2001	Executive Vice President, Information Technology and Chief Information Officer. Mr. Yazdani was promoted to his present position in July 2001. Previously, Mr. Yazdani was Vice President, Management Information Systems of Rentrak’s former subsidiary 3PF.COM, Inc., from 1999 to June 2001 and Vice President, Management Information Systems of Rentrak from 1993 to 1999.

EXECUTIVE COMPENSATION

Responsibilities and Processes of Compensation Committee

The Board of Directors has delegated responsibility for considering and approving the compensation programs and awards to all of Rentrak’s executive officers, including the executive officers listed in the Summary Compensation Table on page 20 (the “named executive officers”), to the Compensation Committee, which consists entirely of independent, non-employee directors. The Compensation Committee also establishes the executive compensation principles that guide the design of Rentrak’s executive compensation programs.

Engagement of Independent Consultant. For assistance in designing Rentrak’s compensation programs for executive officers to meet our goals and objectives, the Compensation Committee has, on a periodic basis, engaged the services of an outside consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at peer companies who hold positions similar to those of our named executive officers. The Compensation Committee did not retain an outside consultant during fiscal 2010.

Role of Executive Officers. The base salaries paid to executive officers for fiscal 2010, other than our Chief Executive Officers and Mr. Chemerow, were recommended to the Compensation Committee by Mr. Rosenbaum in March 2009 and approved by the Compensation Committee. The recommendations were reviewed with the Compensation Committee chair in advance of deliberations and action by the Compensation Committee as a whole. Each of Mr. Livek and Mr. Rosenbaum, while he was CEO, and Mr. Chemerow following his hiring in October 2009, was present during the Compensation Committee’s deliberations and approval process regarding compensation of executive officers other than himself.

Compensation Discussion and Analysis

Compensation Principles. In general, our compensation programs are designed to reward the achievement of individual and company goals and objectives. Rentrak follows a practice of linking executive compensation to individual levels of performance, as well as the performance of the company as a whole. The compensation of our executive officers typically includes cash incentive bonuses and equity-based awards (stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), or a combination of awards) that reward the achievement of goals and objectives relating to both individual performance and company performance.

Rentrak’s overall executive compensation levels are designed to attract and retain the talent needed to enable us to achieve and maintain a leadership position in the businesses and industries in which Rentrak competes, as well as to increase the long-term value of the company’s stock for shareholders. Accordingly, the Compensation Committee believes that total executive compensation, assuming achievement of performance goals, should be at or above the median for Rentrak’s peers and other appropriate benchmarks.

In connection with hiring our new Chief Executive Officer, William Livek, in June 2009, the Compensation Committee approved, in concept, a shift in our executive compensation structure to place a greater emphasis on equity-based compensation, as well as compensation conditioned on the achievement of corporate and individual performance goals. This shift in focus was illustrated by the hiring packages approved for Messrs. Livek and Chemerow, which then served as a model for revamping our compensation program for other executive officers for fiscal 2011, as described in greater detail below.

Benchmarking and Comparative Peer Group. The Compensation Committee periodically compares the total annual compensation of each named executive officer to the total annual compensation of executives holding comparable positions at similarly-situated peer companies. For the purpose of such comparisons, the committee considers base salary, annual cash incentive bonus, and the value of grants of stock options, SARs and RSUs. The Compensation Committee focuses on the level of total annual compensation, as well as the nature of the various individual elements of compensation, because both are generally important to executives. This gives Rentrak the flexibility to provide forms of compensation that are tailored to meet the company’s goals and objectives, as well as the particular executive’s needs and wishes, whether at the time of hire or later in the employment relationship.

In connection with recruiting a new CEO, COO/CFO and two directors during fiscal 2010, one of our independent directors, Mr. Rosenthal, volunteered to research and summarize compensation data for the CEO, CFO and non-management director positions at the companies listed below (the “peer group”):

Acxiom Corporation Arbitron, Inc. Blockbuster Inc. Entertainment One Ltd. GfK Aktiengesellschaft Harris Interactive Inc.	Hastings Entertainment, Inc. IMS Health Incorporated Ipsos S.A. Omniture, Inc. Netflix, Inc. TiVo Inc.

The peer group includes companies in the media and research industries that have similar revenues, similar market capitalizations, or similar numbers of employees as compared to Rentrak. The Compensation Committee reviewed the comparison data in considering the hiring packages for Messrs. Livek and Chemerow and changes to the director compensation program described above under “Director Compensation for Fiscal 2010.”

Goals and Objectives for Executive Compensation. The goals and objectives of our executive compensation program for named executive officers are to attract, retain, motivate and reward highly qualified executives to achieve Rentrak’s strategic goals and increase shareholder value. For fiscal 2010, total executive compensation was established for each named executive officer based on such factors as:

*	experience, skills and abilities needed to accomplish the company’s goals,

*	scope of job responsibilities,

*	current and long-term job performance and potential for advancement,

*	length of time in the position,

*	competitive market conditions for individuals holding similar positions, and

*	the short-term and longer-term performance of our company.

Total executive compensation may also be affected by decisions to pay higher levels of compensation in order to attract superior executive talent in critical functions or to provide additional compensation outside of the normal annual review cycle to address retention issues.

Based on our review of the compensation arrangements discussed below, and our assessments of individual executive and corporate performance, we believe our executive compensation levels and the design of our executive compensation programs are effective in meeting our compensation goals and objectives.

Elements of Compensation in Fiscal 2010. The executive compensation program and its various elements are designed to reward a combination of individual, division, department and/or company-wide performance. The primary elements of our compensation program for named executive officers are base salary, cash incentive bonus, stock options and other equity-based incentive compensation, severance arrangements, other benefits and perquisites, and an employment agreement. Important aspects of each element of the compensation program for named executive officers are explained in more detail below.

Base Salaries. The Compensation Committee annually reviews and considers adjustments to the base salary of executive officers based on company performance, individual executive performance, increased responsibilities, comparative market compensation for the position, retention considerations and CEO recommendations. For fiscal 2010, in light of economic conditions affecting Rentrak and the country as a whole, increases in base salaries for Ms. Hetzel and Messrs. Rosenbaum, Papagan and Yazdani were limited to 3% as part of a cost of living adjustment for all Rentrak employees as of April 1, 2009.

In negotiations with Mr. Livek in June 2009 regarding his becoming our new CEO, he expressed a desire to shift Rentrak’s compensation structure to a more incentive-based platform, including significant equity-based grants, in exchange for lower base salaries. Accordingly, his initial base salary was set at $150,000, substantially lower than any of our other named executive officers. The employment agreement with Mr. Livek provides for an increase of 10% in his base salary in each of fiscal 2011, 2012 and 2013. Subsequently, in connection with recruiting Mr. Chemerow to serve as our Chief Operating Officer and Chief Financial Officer, his employment agreement included identical terms as to base salary.

During the fourth quarter of fiscal 2010, each of Rentrak’s other current named executive officers, in connection with renewing their employment agreements for an additional year, were offered a trade-off between base salary and equity compensation similar to that negotiated with Messrs. Livek and Chemerow. Those who accepted a substantial reduction in salary for fiscal 2011 received substantial equity grants as discussed under “Equity Incentive Compensation” below. The following table shows the base salary levels for our other current named executive officers for fiscal 2010 and fiscal 2011.

Name	Position	Base Salary for Fiscal 2010	Base Salary for Fiscal 2011
Cathy Hetzel	President, AMI Division	$283,250	$215,270
Kenneth Papagan	President	$309,000	$309,000
Amir Yazdani	Executive Vice President and Chief Information Officer	$298,700	$150,000

Cash Incentive Bonuses. The employment agreements negotiated with Messrs. Livek and Chemerow included provisions for an annual cash bonus of up to $100,000 based on the achievement of performance criteria established each year. The performance criteria established for Mr. Livek for fiscal 2010 related to developing a detailed business plan for the company, as well as new products and services, overseeing the personal and professional development of the executive leadership team, managing the development of and control over capital expenditures and operating budgets, and analyzing potential business transactions and acquisitions. The performance criteria for Mr. Chemerow related to integrating Rentrak’s back office functions into one support group, assisting in the formulation of a revamped business plan for the company, establishing a project plan to match sales needs and IT development, performing a companywide expense study, and assisting with Rentrak’s investor relations function. The performance criteria for Messrs. Livek and Chemerow were each weighted equally and the Compensation Committee expected that the performance goals would be achieved in full. At its March 24, 2010 meeting, the Compensation Committee reviewed the status of the performance goals and concluded that Mr. Livek should receive a cash bonus for fiscal 2010 in the amount of $150,000 and Mr. Chemerow should receive $100,000. No other named executive officer received a cash bonus for services during fiscal 2010.

The Compensation Committee also reviewed and recommended adoption of a new Annual Cash Bonus Plan for executive officers and other mid-level management employees at its March meeting; the plan was approved by the full board on March 25, 2010. The Annual Cash Bonus Plan provides for the opportunity to earn cash incentive awards based on target bonus levels and achievement of corporate and individual performance goals approved by the Compensation Committee for executive officers, and by senior management or other key employees, at the beginning of each fiscal year. Award opportunities may be expressed as a dollar amount or a percentage of annual base salary. In no event may an award payout to a single individual for a given fiscal year exceed the lesser of 200% of the target award and $2,000,000. Award payouts for financial goals are based on actual financial performance and are prorated based on the degree of achievement. The calculation of incentive award payouts is subject to the approval of the Compensation Committee. The target bonus for fiscal 2011 for each of Rentrak’s current named executive officers is $100,000.

Equity Incentive Compensation. During fiscal 2010, the Compensation Committee granted nonqualified stock options to the current named executive officers for the following numbers of shares: Mr. Livek, 200,000 shares (plus stock-settled SARs for 75,000 shares); Mr. Chemerow, 121,750 shares; Ms. Hetzel, 12,000 shares; Mr. Papagan, 12,000 shares; and Mr. Yazdani, 12,000 shares. The stock options and SARs vest in four equal annual installments and have a term of ten years.

Named executive officers who agreed to a low starting or significantly reduced base salary received additional equity-based grants. Messrs. Chemerow, Livek and Yazdani each received RSUs relating to 131,173, 213,750, and 131,173 shares, respectively, as to which vesting is conditioned on satisfaction of performance goals related to EBITDA (earnings before interest, taxes, depreciation and amortization, as modified by subtracting certain other expenses) or trading price targets for Rentrak’s common stock. Ms. Hetzel was granted a nonqualified stock option to purchase 75,000 shares of Rentrak common stock, with vesting of each of the three equal annual installments conditioned on the attainment of performance criteria based 25% on target total operating income in the operating budget for Rentrak for the preceding fiscal year and 75% on target operating income included in the budget for the AMI Division or such other business units as to which Ms. Hetzel may have supervisory responsibility in the future. See “Grants of Plan-Based Awards” and “Potential Payments upon Termination or Change-in-Control” below for additional information regarding the equity-based grants to named executive officers in fiscal 2010.

Personal Benefits. Benefits are established based on an assessment of competitive market factors and a determination of what is needed to attract and retain superior talent. The primary benefits received by our named executive officers are generally the same as for all employees of Rentrak on a non-discriminatory basis and include participation in our health, dental and vision plans, disability and life insurance plans, paid personal time-off, as well as Rentrak’s 401(k) retirement plan. Certain additional personal benefits for the named executive officers are reflected in the Summary Compensation Table on page 20 below.

Employment Agreements and Termination and Severance Benefits. We believe that it is valuable to establish employment agreements with our executive officers. The employment agreements are consistent with the goals and objectives of our compensation program to attract, retain, motivate and reward highly qualified executives. The Compensation Committee has established guidelines to standardize most of the terms and conditions in our executive employment agreements. A more detailed discussion of certain of the terms and conditions of our employment agreements with our named executive officers is included below under the subheading “Potential Payments upon Termination or Change-in-Control.”

Employment Agreement with Chairman of the Board. In June 2009, in contemplation of the transition associated with the hiring of Mr. Livek as Chief Executive Officer, Rentrak and Mr. Rosenbaum entered into an amended and restated employment agreement providing for his continued service in a non-executive capacity as Chairman of the Board. The agreement provided that he would be paid an annual base salary of $489,000 through September 30, 2010, and $325,000 for the ensuing 12 months, together with all employee benefits provided to officers and other management employees generally. He was also provided with an automobile at Rentrak’s expense through December 31, 2009.

In light of the successful completion of the CEO transition, at their March 2010 meetings the Compensation Committee recommended and the Board of Directors approved revised compensation arrangements for Mr. Rosenbaum effective March 31, 2010. The revised arrangements provide that Mr. Rosenbaum will continue as Chairman of the Board in a non-employee capacity through at least September 30, 2011. The arrangements are discussed in more detail under “Compensation Arrangements with Chairman of the Board” on page 11 above.

Recoupment of Annual Bonuses and Stock Gains. The Sarbanes-Oxley Act of 2002 provides that, if a company is required to restate its financial statements due to material non-compliance with reporting requirements, the CEO and CFO must reimburse the company for (1) any bonus or other incentive or equity-based compensation received during the 12 months preceding the first public release of restated financial statements, and (2) any profits from the sale of securities during those 12 months.

Deductibility of Compensation. In considering Rentrak’s compensation structure, the Compensation Committee takes into consideration Section 162(m) of the Internal Revenue Code, as amended (the “Code”). This provision limits the deductibility of compensation in excess of $1 million paid to certain of a company’s most highly-paid executive officers in a single tax year. Compensation that is “performance-based” or qualifies under certain other exceptions is excluded from the calculation. For example, stock options, SARs and RSUs granted under the 2005 Plan are structured to qualify as “performance-based compensation” under Section 162(m). The cash bonuses payable under the Annual Cash Bonus Plan and the grant of RSUs to Mr. Livek will not qualify as performance-based under Section 162(m), in part because the grants were made outside of shareholder-approved plans. Although deductibility is only one factor considered by the Compensation Committee in structuring executive compensation consistent with Rentrak’s executive compensation program, the Compensation Committee views it as a significant factor.

Summary Compensation Table

The following table summarizes the various elements of compensation for the three fiscal years ended March 31, 2010, paid to or earned by individuals who were chief executive officer, chief financial officer, or one of the three other most highly compensated executive officers of Rentrak during fiscal 2010.

Name and Principal Position (1)	Year	Salary (2)	Bonus (3)	Stock Awards (4)	Option Awards (5)	All Other Compensation (6)	Total
William P. Livek	2010	$119,327	$150,000	$1,293,200	$1,464,475	$9,226	$3,036,228
Chief Executive Officer
Paul Rosenbaum	2010	$489,250	$0	$0	$0	$608,790	$1,098,040
Chairman of the Board	2009	475,000	0	0	0	46,570	521,570
	2008	475,000	0	0	0	26,828	501,828
David Chemerow	2010	$75,000	$100,000	$1,196,332	$767,585	$176,124	$2,315,041
Chief Operating Officer and Chief Financial Officer
Mark Thoenes	2010	$196,623	$0	$0	$0	$223,014	$419,637
Former Executive Vice President and Chief Financial Officer	2009	275,000	0	0	0	7,613	282,613
	2008	271,667	0	0	0	1,500	273,167
Cathy Hetzel	2010	$283,250	$0	$0	$575,859	$7,672	$866,781
President, AMI Division	2009	275,000	0	0	0	7,613	282,613
	2008	255,000	0	0	129,740	1,500	386,240
Kenneth Papagan	2010	$309,000	$0	$0	$93,838	$7,679	$410,517
President	2009	300,000	0	0	0	7,613	307,613
	2008	300,000	0	0	0	1,500	301,500
Amir Yazdani	2010	$298,700	$0	$1,565,606	$93,838	$10,545	$1,968,689
Executive Vice President and Chief Information Officer	2009	290,000	20,000	0	0	10,812	320,812
	2008	285,000	0	0	0	3,672	288,672

(1)	Reflects principal position as of March 31, 2010. Mr. Rosenbaum was Chief Executive Officer, in addition to being Chairman of the Board, until June 15, 2009, when Mr. Livek was hired as CEO. Mr. Thoenes was Chief Financial Officer until October 1, 2009, when Mr. Chemerow was hired.

(2)	See discussion under “Base Salaries” on page 17.

(3)	See discussion under “Cash Incentive Bonuses” on page 18.

(4)	Reflects the grant date fair value of restricted stock units (“RSUs”), determined using the Monte Carlo simulation, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values of RSUs under FASB ASC Topic 718 are disclosed in Note 12 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2010 (the “2010 10-K”). Vesting of the RSUs is conditioned upon the attainment of performance conditions; the awards would terminate with a zero value in the absence of achievement of one or more of the conditions. If the maximum level of performance conditions were achieved, the RSU awards would have the following values, based on the closing sale price of Rentrak’s common stock on the date of grant: Mr. Livek, $3,099,375; Mr. Chemerow, $2,258,799; and Mr. Yazdani, $2,740,204. See the “Grants of Plan-Based Awards” table on page 22 below for additional information.

(5)	Reflects the grant date fair value of stock options and stock-settled stock appreciation rights (“SARs”) granted during the years shown based on the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options and stock-settled SARs under FASB ASC Topic 718 are disclosed in Note 12 of Notes to Consolidated Financial Statements in our 2010 10-K. During fiscal 2009, performance-based nonqualified stock options were granted to Messrs. Rosenbaum, Thoenes, Papagan and Yazdani and Ms. Hetzel. Due to the performance conditions, it was not probable that the awards would vest, resulting in zero compensation expense for the named executive officers, consistent with FASB ASC Topic 718. The valuation of the performance-based options at the grant date using the Black-Scholes valuation model and assuming the options vested in full is as follows: Mr. Rosenbaum, $152,107; Mr. Thoenes, $114,080; Ms. Hetzel, $121,685; Mr. Papagan, $115,348; and Mr. Yazdani, $126,756. In the absence of vesting, the performance-based options will terminate with a zero value.

(6)	Amounts disclosed for fiscal 2010 include the following:

A.	Mr. Livek received as perquisites a long-term disability insurance plan with annual premiums of $2,429 and reimbursement for the cost of an automobile of $4,162, as well as $2,635 in annual matching contributions under Rentrak’s 401(k) plan.

B.	Mr. Rosenbaum received as perquisites a long-term care insurance policy with premiums totaling $8,068 and an automobile for his personal use with lease payments totaling $7,851, together with $10,695 as reimbursement of personal income tax obligations relating to such perquisites. Mr. Rosenbaum received $10,544 in annual matching contributions under Rentrak’s 401(k) plan. In connection with becoming non-employee Chairman of the Board, Mr. Rosenbaum was paid $298,739 on March 31, 2010, in full satisfaction of salary payments due under his employment agreement through December 31, 2010. Rentrak accrued $272,893 in fiscal 2010 representing the $190,000 salary Mr. Rosenbaum would have been paid for the nine months ending September 30, 2011, as well as $82,893 for the estimated cost of continuation of medical, dental, and group life insurance benefits through September 30, 2013 and long-term care insurance benefits through December 31, 2013. See “Compensation Arrangements with Chairman of the Board” on page 11 above.

C.	Mr. Chemerow received $171,647 in compensation related to his relocation to Portland, Oregon, as well as $4,477 in annual matching contributions under Rentrak’s 401(k) plan.

D.	Mr. Thoenes, as part of his severance package, received $212,438 in cash severance, as well as $4,944 in annual matching contributions under Rentrak’s 401(k) plan. $5,632 was accrued for Mr. Thoenes’ medical benefits.

E.	Ms. Hetzel and Mr. Papagan received the benefit of a long-term disability insurance plan with annual premiums of $250, as well as annual matching contributions under Rentrak’s 401(k) plan of $7,422 and $7,429, respectively.

F.	Mr. Yazdani received the benefit of a supplemental life insurance and long-term disability plan with annual premiums totaling $2,959, as well as $7,586 in annual matching contributions under Rentrak’s 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth certain information regarding incentive plan awards to the named executive officers during the fiscal year ended March 31, 2010. No previously issued stock options or SARs were repriced or otherwise modified in fiscal 2010. No grants were made to Messrs. Rosenbaum or Thoenes in fiscal 2010.

Name	Grant Date		Approval Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options or SARs	Exercise or Base Price of Option Awards and SARs ($/Sh)	Grant Date Fair Value of Stock and Option/SAR Awards (5)
				Thresh- old	Target	Maxi- mum	Thresh- old	Target	Maxi- mum
William	6/15/09	(1)	6/12/09				90,000	123,750	213,750			—	$1,293,188
Livek	6/15/09	(2)	6/12/09								200,000	$14.50	1,065,073
	6/15/09	(3)	6/12/09								75,000	$14.50	399,402
David	10/01/09	(1)	9/14/09				55,231	76,913	131,173			—	$1,196,332
Chemerow	10/01/09	(2)	9/14/09								121,750	$17.22	767,585
Cathy	3/24/10	(4)	3/24/10				0	18,750	75,000			$20.89	$482,021
Hetzel	3/24/10	(2)	3/24/10								12,000	$20.89	93,838
Kenneth Papagan	3/24/10	(2)	3/24/10								12,000	$20.89	$93,838
Amir	3/24/10	(1)	3/24/10				55,231	76,913	131,173			—	$1,565,606
Yazdani	3/24/10	(2)	3/24/10								12,000	$20.89	93,838

(1)	Reflects the number of restricted stock units (“RSUs”) awarded to the named executive officers. Each RSU represents a contingent right to receive one share of Rentrak common stock. Vesting of the RSUs is conditioned on satisfaction of performance goals tied to achievement of (a) specified threshold, target and maximum goals related to earnings before interest, taxes, depreciation and amortization (“EBITDA”) over the fiscal years ending March 31, 2010, 2011, and 2012, or (b) trading-price goals for Rentrak’s common stock. The EBITDA goals for fiscal 2010 were not met at the threshold level. To the extent not previously vested, the RSUs will vest at the threshold level if Rentrak common stock trades at $20.00 per share ($25.00 in the case of Mr. Yazdani) or above for 65 consecutive trading days. Between $20.00 and $30.00 per share ($25.00 and $30.00 in the case of Mr. Yazdani), RSUs will vest, for each $1.00 above the threshold price at which Rentrak common stock trades for 65 consecutive trading days, as follows: Mr. Livek, 3,375 RSUs; Mr. Chemerow, 2,071 RSUs; and Mr. Yazdani, 4,142 RSUs. Between $30.00 and $40.00 per share, RSUs will vest, for each $1.00 above $30.00 at which Rentrak common stock trades for 65 consecutive trading days, as follows: Mr. Livek, 9,000 RSUs; Mr. Chemerow, 5,523 RSUs; and Mr. Yazdani, 5,523 RSUs. The RSUs will expire and be forfeited to the extent not previously vested as follows: Mr. Livek, on March 31, 2013; and Messrs. Chemerow and Yazdani, on June 15, 2013. On June 15, 2010, the RSU awards to Messrs. Chemerow and Livek vested at the threshold level based on achieving the $20 trading price target. See “Potential Payments upon Termination or Change in Control” beginning on page 26 for additional information regarding vesting. The RSU grants to Messrs. Chemerow and Yazdani were made under the 2005 Stock Incentive Plan (the “2005 Plan”). The RSU grant to Mr. Livek was made through an individual arrangement outside of the 2005 Plan.

(2)	Reflects nonqualified stock options granted under the 2005 Plan that vest in four equal annual installments beginning one year after the grant date and have a 10-year term. See “Potential Payments upon Termination or Change in Control” beginning on page 26 for additional information regarding vesting.

(3)	Reflects stock-settled SARs granted under the 2005 Plan that vest in four equal annual installments beginning one year after the grant date and have a 10-year term. See “Potential Payments upon Termination or Change in Control” beginning on page 26 for additional information regarding vesting.

(4)	Reflects a nonqualified stock option granted under the 2005 Plan. The option will vest and become exercisable in three equal installments on the 15th day of June each year beginning in 2011, subject to the attainment of performance goals based 25% on target total operating income in the operating budget for Rentrak approved by the Board of Directors for the preceding fiscal year and 75% on target operating income included in the budget for the AMI Division or such other business units as to which Ms. Hetzel may have supervisory responsibility in the future. If the performance criteria for a given fiscal year are not met, the shares covered by that installment of the option are forfeited. The stock option will expire on December 31, 2013 to the extent not previously exercised or terminated. See “Potential Payments upon Termination or Change in Control” beginning on page 26 for additional information regarding vesting.

(5)	The grant date fair values of stock options, SARs and RSUs under FASB ASC Topic 718 have been calculated based on the assumptions described in Note 12 to our audited financial statements included in the 2010 10-K.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table provides information about stock-based awards held by the named executive officers at March 31, 2010. See “Potential Payments upon Termination or Change in Control” beginning on page 26 for additional information regarding vesting of the awards shown below.

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned RSUs That Have Not Vested(5)	Equity Incentive Plan Awards: Market Value of Unearned RSUs That Have Not Vested(5)
William	6/15/09			200,000				$14.50	6/15/19
Livek	6/15/09			75,000	(2)			14.50	6/15/19
	6/15/09									90,000	$1,939,500
Paul	3/30/01	100,000						$3.50	3/30/11
Rosenbaum	9/11/01	200,000						3.16	9/11/11
	2/9/05	75,000						10.50	2/9/12
	8/20/03	50,000						6.89	8/20/13
	10/10/08					45,000	(3)	11.10	8/30/11
David	10/1/09			121,750				$17.22	10/1/19
Chemerow	10/1/09									55,231	$1,190,228
Mark Thoenes
Cathy	3/17/04	20,000						$10.05	3/17/14
Hetzel	2/7/08	15,000	(1)	15,000				11.15	2/7/18
	10/10/08					36,000	(3)	11.10	8/30/11
	3/24/10					75,000	(4)	20.89	12/31/13
	3/24/10			12,000				20.89	3/24/20
Kenneth	11/18/02	56,300						$5.00	11/18/12
Papagan	3/3/04	50,000						9.23	3/3/14
	10/10/08					34,125	(3)	11.10	8/30/11
	3/24/10			12,000				20.89	3/24/20
Amir	7/1/01	90,000						$3.40	7/1/11
Yazdani	8/20/03	10,000						6.89	8/20/13
	10/10/08					37,500	(3)	11.10	8/30/11
	3/24/10			12,000				20.89	3/24/20
	3/24/10									55,231	$1,190,228

(1)	Vests in four equal annual installments beginning one year after the grant date.

(2)	Represents stock-settled SARs.

(3)	Vesting is subject to the achievement of minimum amounts of operating income in the Multi-Screen and OnDemand Essentials lines of business for the two-year period ending March 31, 2011.

(4)	Vesting is subject to the achievement of performance goals or the occurrence of other events described in note 4 of the Grants of Plan-Based Awards table above.

(5)	The number and market value of RSUs shown in the table assumes the achievement of performance goals at the threshold level as described in note 1 of the Grants of Plan-Based Awards table above. Market value is based on the closing sale price of Rentrak common stock, $21.55 per share, on March 31, 2010.

Option Exercises During Fiscal 2010

The following table provides information regarding exercises of stock options by the named executive officers during the fiscal year ended March 31, 2010. No stock grants or RSUs vested during fiscal 2010.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
William Livek	—	—
Paul Rosenbaum	—	—
David Chemerow	—	—
Mark Thoenes	27,625	$176,135
Cathy Hetzel	—	—
Kenneth Papagan	—	—
Amir Yazdani	10,000	$179,000

Potential Payments upon Termination or Change-in-Control

Rentrak has entered into employment agreements with each of its current executive officers. Mr. Livek’s agreement will expire on June 30, 2013 and Mr. Chemerow’s on September 30, 2013. The employment agreement with each other executive officer will expire on March 31, 2011, subject to automatic renewal for successive one-year periods unless Rentrak gives notice of non-renewal by a specified date. Effective March 31, 2010, Rentrak entered into revised compensation arrangements with Mr. Rosenbaum under which he is entitled to payments and other benefits in connection with becoming non-employee Chairman of the Board. Mr. Thoenes, who was Rentrak’s Chief Financial Officer until October 1, 2009, began receiving severance compensation under his employment agreement beginning November 16, 2009. The severance and other benefits payable to the named executive officers following termination of employment or a change in control of Rentrak (a “CIC”) are described in more detail below.

A CIC, as defined in the current employment and award agreements with executive officers, includes (a) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of Rentrak’s then outstanding capital stock, (b) the election of directors a majority of whom are not individuals nominated by Rentrak’s then incumbent directors, or (c) the approval by Rentrak’s shareholders of a plan of complete liquidation, a sale of substantially all of Rentrak’s assets, or a merger or similar transaction other than a transaction in which Rentrak’s shareholders continue to hold at least 50% of the combined voting power of the voting securities of the surviving entity immediately following the transaction.

Severance payments are conditioned on execution of a general release of claims against Rentrak. To the extent that severance benefits that become payable in connection with a CIC, including the acceleration of vesting of equity-based awards, are subject to an excise tax pursuant to Section 4999 of the Code, such benefits will be reduced to the extent, and only to the extent, necessary to provide a larger after-tax benefit to the executive.

William P. Livek, Chief Executive Officer

Mr. Livek will be entitled to severance and other benefits under his employment agreement and equity-based grants as shown in the table below. Good reason is defined as Rentrak’s failure to comply with the material terms of the agreement or an act or failure to act by Rentrak that constitutes a substantial adverse change in Mr. Livek’s position or responsibilities, a material reduction in his base salary or failure to continue to provide employee benefits. Cause is defined as a material breach of the agreement by Mr. Livek, his failure to comply with Rentrak’s material policies or standards or to perform any material job duties, a felony conviction or plea of no contest to a felony, or any act by Mr. Livek constituting fraud, dishonesty involving Rentrak, or in competition with or materially detrimental to Rentrak.

The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Livek as of March 31, 2010, if his employment had been terminated or a CIC had occurred on that date under the circumstances described.

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death	Disability	CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and with CIC	Any Other Involuntary Termination
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Cash Severance (1)	$250,000	$250,000	$0	$250,000	$250,000	$0	$250,000	$250,000	$0
Restricted Stock Vesting (2)	1,293,000	2,012,231	0	1,293,000	2,012,231	0	0	0	2,012,231
Stock Option/SAR Vesting (3)	969,375	1,938,750	0	969,375	1,938,750	0	0	0	1,938,750
Total	$2,512,375	$4,200,981	$0	$2,512,375	$4,200,981	$0	$250,000	$250,000	$3,950,981

(1)	Represents a lump sum cash severance payment of $150,000 plus an annual cash bonus in the amount of $100,000 payable based on the extent to which the applicable performance measures had been achieved on or before the date of termination; the amount shown in the table assumes the measures were achieved in full.

(2)	The RSUs granted to Mr. Livek on June 15, 2009 will vest upon termination without cause or for good reason as follows: 60,000 RSUs vest if termination occurs on or prior to March 31, 2010, 90,000 RSUs vest if termination occurs on or after April 1, 2010 and prior to April 1, 2011, and 120,000 RSUs vest if termination occurs on or after April 1, 2011 and on or prior to March 31, 2012. Vesting of a portion or all of the RSUs will also occur if a CIC occurs at price levels ranging from $20 to $40 per share of Rentrak common stock. See the “Grants of Plan-Based Awards” table for additional information. The amounts shown in columns (a) and (d) represent the value of 60,000 shares based on the closing price on March 31, 2010, $21.55 per share (the “Fiscal Year-End Price”). The amounts shown in columns (b), (e) and (i) represent the value of 93,375 shares based on the Fiscal Year-End Price. On June 15, 2010, 90,000 of these shares vested based on satisfaction of the trading price target at $20 for 65 consecutive trading days.

(3)	Upon termination without cause or for good reason, two annual installments of stock options and SARs granted on June 15, 2009, will vest to the extent not previously vested; the options and SARs will vest in full in the event a CIC occurs. Accordingly, the amounts shown in columns (a) and (d) represent the value of 100,000 options and 37,500 SARs based on the difference between the Fiscal Year-End Price and the per share exercise price (the “Fiscal Year-End Spread”). The amounts shown in columns (b), (e) and (i) represent the value of 200,000 options and 75,000 SARs, based on the Fiscal Year-End Spread.

David Chemerow, Chief Operating Officer and Chief Financial Officer

Mr. Chemerow will be entitled to severance and other benefits under his employment agreement and equity-based grants as shown in the table below. Good reason and cause have the same definitions as in Mr. Livek’s employment agreement. The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Chemerow as of March 31, 2010, if his employment had been terminated or a CIC had occurred on that date under the circumstances described.

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death (g)	Disability (h)	CIC Without Termination (i)
	For Good Reason Without CIC (a)	For Good Reason with CIC (b)	Any Other Voluntary Termination (c)	Without Cause and Without CIC (d)	Without Cause and with CIC (e)	Any Other Involuntary Termination (f)
Cash Severance (1)	$250,000	$250,000	$0	$250,000	$250,000	$0	$100,000	$100,000	$0
Restricted Stock Vesting (2)	775,800	1,234,858	0	775,800	1,234,858	0	0	0	1,234,858
Stock Option/Vesting (3)	263,589	263,589	0	263,589	263,589	0	0	0	0
Health and Other Benefits (4)	7,565	7,565	0	7,565	7,565	0	0	0	0
Total	$1,296,954	$1,756,012	$0	$1,296,954	$1,756,012	$0	$100,000	$100,000	$1,234,858

(1)	Represents a lump sum cash severance payment of $150,000 (which is not payable in the event of death or disability) plus an annual cash bonus in the amount of $100,000 payable based on the extent to which the applicable performance measures had been achieved on or before the date of termination; the amount shown in the table assumes the measures were achieved in full.

(2)	The RSUs granted to Mr. Chemerow on October 1, 2009 will vest upon termination without cause or for good reason as follows: 36,000 RSUs vest if termination occurs on or prior to June 30, 2010, 54,000 RSUs vest if termination occurs on or after July 1, 2010 and prior to July 1, 2011, and 72,000 RSUs vest if termination occurs on or after July 1, 2011 and on or prior to June 30, 2012. Vesting of a portion or all of the RSUs will also occur if a CIC occurs at price levels ranging from $20 to $40 per share of Rentrak common stock. See the “Grants of Plan-Based Awards” table for additional information. The amounts shown in columns (a) and (d) represent the value of 36,000 shares based on the Fiscal Year-End Price. The amounts shown in columns (b), (e) and (i) represent the value of 57,302 shares based on the Fiscal Year-End Price. On June 15, 2010, 55,231 of these shares vested based on satisfaction of the trading price target at $20 for 65 consecutive trading days.

(3)	Upon termination without cause or for good reason, two annual installments of stock options granted on October 1, 2009, will vest to the extent not previously vested; the options will vest in full in the event a CIC occurs on or after April 1, 2010. Accordingly, the amounts shown represent the value of 60,875 options based on the Fiscal Year-End Spread.

(4)	Represents the estimated current cost of continuation of 12 months of medical and dental insurance coverage.

Severance Arrangements with Other Current Named Executive Officers

Ms. Hetzel and Messrs. Papagan and Yazdani entered into amended and restated employment agreements with Rentrak effective March 30, 2010. The employment agreements provide, among other things, for severance payments in certain circumstances following termination of employment, as described in more detail below. Continuation of severance payments generally is subject to compliance with an agreement not to compete with Rentrak and execution by the executive of a general release of claims against Rentrak.

Good reason is defined in the amended and restated employment agreements as Rentrak’s failure to comply with the material terms of the agreement, an act or failure to act by Rentrak that constitutes a substantial adverse change in the officer’s position or responsibilities, a material reduction in his or her base salary or failure to continue to provide employee benefits, or specified changes in the location of the officer’s workplace. Cause is defined as willful material misconduct in the performance of the officer’s duties, a material breach of the agreement by the officer, the officer’s willful commission of a material act of malfeasance, dishonesty or breach of trust that materially harms Rentrak or is materially detrimental to its reputation, or the officer’s conviction of or plea of no contest to a felony involving moral turpitude.

Severance Following Termination During Term of Employment Agreement. No severance benefits are payable if employment is terminated by Rentrak for cause or voluntarily by the executive other than for good reason. If an executive officer dies or becomes disabled during the term of the agreement, the officer or his or her estate will be entitled to accrued base salary and other employee benefits through the date of termination of employment. If an executive officer is terminated during the term of the agreement and before a CIC occurs, by Rentrak without cause or by the officer for good reason, in addition to accrued base salary and other benefits, the officer is entitled to receive severance payments in the amount of his or her monthly base salary during a severance period of (a) three months for each four full years of continuous service, (b) the number of monthly installments specified in the agreement (six months for Ms. Hetzel and Messrs. Papagan and Yazdani), or (c) the remaining term of the agreement, whichever is longest. Medical and dental insurance benefits will also be continued during this period unless provided by a subsequent employer.

Severance upon Termination After Expiration of Agreement. The amended and restated employment agreements also provide for continuation of medical and dental insurance benefits and for severance payments in the event employment is terminated by Rentrak without cause, or by the executive officer with good reason, after expiration of the term, provided that he or she has had five or more continuous years of employment with Rentrak. The total amount of the severance payments will equal the officer’s monthly base salary then in effect times (a) three months for each four full years of continuous service or (b) the number of monthly installments specified in the agreement, whichever is longer.

Cathy Hetzel, President AMI Division

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death (g)	Disability (h)	CIC Without Termination (i)
	For Good Reason Without CIC (a)	For Good Reason with CIC (b)	Any Other Voluntary Termination (c)	Without Cause and Without CIC (d)	Without Cause and with CIC (e)	Any Other Involuntary Termination (f)
Cash Severance (1)	$215,270	$215,270	$0	$215,270	$215,270	$0	$0	$0	$0
Stock Option/SAR Vesting (2)	0	501,600	0	0	715,020	0	0	0	501,600
Health and Other Benefits (3)	7,565	7,565	0	7,565	7,565	0	0	0	0
Total	$222,835	$724,435	$0	$222,835	$937,855	$0	$0	$0	$501,600

(1)	Represents 12 months’ base salary payable in 12 equal monthly installments.

(2)	Represents the value of (a) unvested performance-based stock options and cash-settled SARs relating to a total of 48,000 shares of Rentrak common stock at an exercise price of $11.10 per share that will vest in full upon the occurrence of a CIC, (b) unvested stock options for 15,000 shares at an exercise price of $11.15 per share that will vest in full upon termination without cause following a CIC, and (c) unvested stock options for a total of 87,000 shares at an exercise price of $20.89 per share that will vest in full upon termination without cause following a CIC, in each case based on the Fiscal Year-End Spread.

(3)	Represents the estimated current cost of continuation of 12 months of medical and dental insurance coverage.

Kenneth Papagan, President

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death (g)	Disability (h)	CIC Without Termination (i)
	For Good Reason Without CIC (a)	For Good Reason with CIC (b)	Any Other Voluntary Termination (c)	Without Cause and Without CIC (d)	Without Cause and with CIC (e)	Any Other Involuntary Termination (f)
Cash Severance (1)	$309,000	$309,000	$0	$309,000	$309,000	$0	$0	$0	$0
Stock Option/SAR Vesting (2)	0	475,475	0	0	483,395	0	0	0	475,475
Health and Other Benefits (3)	4,753	4,753	0	4,753	4,753	0	0	0	0
Total	$313,753	$789,228	$0	$313,753	$797,148	$0	$0	$0	$475,475

(1)	Represents 12 months’ base salary payable in 12 equal monthly installments.

(2)	Represents the value of (a) unvested performance-based stock options and cash-settled SARs relating to a total of 45,500 shares of Rentrak common stock at an exercise price of $11.10 per share that will vest in full upon the occurrence of a CIC and (b) unvested stock options for a total of 12,000 shares at an exercise price of $20.89 per share that will vest in full upon termination without cause following a CIC, in each case based on the Fiscal Year-End Spread.

(3)	Represents the estimated current cost of continuation of 12 months of medical and dental insurance coverage.

Amir Yazdani, Chief Information Officer

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death (g)	Disability (h)	CIC Without Termination (i)
	For Good Reason Without CIC (a)	For Good Reason with CIC (b)	Any Other Voluntary Termination (c)	Without Cause and Without CIC (d)	Without Cause and with CIC (e)	Any Other Involuntary Termination (f)
Cash Severance (1)	$225,000	$225,000	$0	$225,000	$225,000	$0	$0	$0	$0
Restricted Stock Vesting (2)	775,800	775,800	0	775,800	775,800	0	0	0	0
Stock Option/SAR Vesting (3)	0	522,500	0	0	530,420	0	0	0	522,500
Health and Other Benefits (4)	15,430	15,430	0	15,430	15,430	0	0	0	0
Total	$1,016,230	$1,538,730	$0	$1,016,230	$1,546,650	$0	$0	$0	$522,500

(1)	Represents 18 months’ base salary payable in 18 equal monthly installments.

(2)	The RSUs granted to Mr. Yazdani on March 24, 2010 will vest upon termination without cause or for good reason as follows: 36,000 RSUs vest if termination occurs on or prior to June 30, 2010, 54,000 RSUs vest if termination occurs on or after July 1, 2010 and prior to July 1, 2011, and 72,000 RSUs vest if termination occurs on or after July 1, 2011 and on or prior to June 30, 2012. Vesting of a portion or all of the RSUs will also occur if a CIC occurs at price levels ranging from $25 to $40 per share. See the “Grants of Plan-Based Awards” table for additional information. The amounts shown represent the value of 36,000 shares of Rentrak common stock based on the Fiscal Year-End Price.

(3)	Represents the value of (a) unvested performance-based stock options and cash-settled SARs relating to a total of 50,000 shares of Rentrak common stock at an exercise price of $11.10 per share that will vest in full upon the occurrence of a CIC and (b) unvested stock options for a total of 12,000 shares at an exercise price of $20.89 per share that will vest in full upon termination without cause following a CIC, in each case based on the Fiscal Year-End Spread.

(4)	Represents the estimated current cost of continuation of 18 months of medical and dental insurance coverage.

Paul Rosenbaum, Chairman of the Board

Mr. Rosenbaum and Rentrak entered into revised compensation arrangements effective March 31, 2010, under which he will continue as Chairman of the Board in a non-employee capacity through at least September 30, 2011. See “Compensation Arrangements with Chairman of the Board” on page 11 above for additional information. The following table sets forth certain information concerning the lump-sum payments and other benefits to which Mr. Rosenbaum is entitled as a result of the revised compensation arrangements or to which he would become entitled upon the occurrence of a CIC.

	New Non-Employee Arrangements (4)	CIC
Cash Severance (1)	$488,739	$0
Stock Option/SAR Vesting (2)	0	627,000
Health and Other Benefits (3)	82,893	0
Total	$571,632	$627,000

(1)	Mr. Rosenbaum received a cash payment of $298,739 on March 31, 2010, in full satisfaction of the remaining salary he would have been paid under his employment agreement during calendar 2010, and is entitled to receive a lump sum payment in the amount of $190,000 in early January 2011 in lieu of the salary he would have been paid for the nine months ending September 30, 2011.

(2)	Represents the value of unvested performance-based stock options and cash-settled SARs relating to a total of 60,000 shares of Rentrak common stock at an exercise price of $11.10 per share that will vest in full upon the occurrence of a CIC.

(3)	Represents the estimated cost of continuation of medical, dental, and group life insurance benefits through September 30, 2013 and long-term care insurance benefits through December 31, 2013.

(4)	Mr. Rosenbaum will also receive a $50,000 annual cash retainer for his services as Chairman of the Board beginning April 1, 2010, as well as $833 per month for consulting services through September 30, 2011 and $333 per month for the ensuing 24 months.

Mark Thoenes, Former Chief Financial Officer

The following table sets forth certain information concerning the severance and other benefits to which Mr. Thoenes became entitled in connection with the termination of his employment with Rentrak effective November 15, 2009.

Involuntary Termination Without Cause
Cash Severance (1)	$212,438
Health and Other Benefits (2)	5,632
Total	$218,070

(1)	Represents 9 months’ base salary payable in three monthly installments followed by a lump-sum payment for the remaining balance on March 15, 2010.

(2)	Represents the cost of continuation of 9 months of medical and dental insurance coverage.

REPORT OF THE COMPENSATION COMMITTEE

The “Report of the Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee oversees, on behalf of the board of directors of Rentrak Corporation, Rentrak’s executive compensation programs, including payments and awards to its executive officers and directors. The Committee has overall responsibility for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs and addressing other compensation issues facing Rentrak that require board action. The Committee is also responsible for discussing with management and recommending to the board of directors the Compensation Discussion and Analysis for inclusion in Rentrak’s annual proxy statement, in accordance with applicable SEC regulations.

In discharging its responsibilities, the Compensation Committee:

•	Reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and

•

Based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement and furnished in Rentrak’s annual report on Form 10-K for the fiscal year ended March 31, 2010, through its incorporation by reference from the proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Anne MacDonald (Committee Chair)        Tom Allen         Richard Hochhauser        Ralph Shaw

REPORT OF THE AUDIT COMMITTEE

The “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and Rentrak’s independent auditors, Grant Thornton LLP, to review Rentrak’s accounting functions and the audit processes for the Company’s financial statements and system of internal control over financial reporting. The Audit Committee reviewed and discussed with Rentrak’s independent auditors and management the audited financial statements for fiscal 2010. It also discussed with the independent auditors all other matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding communications with audit committees. Audit Committee members also discussed and reviewed the results of the independent auditors’ examination of Rentrak’s financial statements, management’s assessment of Rentrak’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and issues relating to auditor independence. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors their independence.

Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended March 31, 2010, be included in Rentrak’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Tom Allen (Committee Chair)        Brent Rosenthal         Ralph Shaw

MATTERS RELATING TO OUR AUDITORS

Selection of Independent Auditors

The Audit Committee has appointed and engaged Grant Thornton LLP to be Rentrak’s independent auditors for the Company’s fiscal year ending March 31, 2011. Grant Thornton LLP audited Rentrak’s financial statements for the fiscal year ended March 31, 2010. A representative of Grant Thornton LLP is not expected to be present at the Annual Meeting and, accordingly, is not expected to make a statement at the meeting or to be available to respond to appropriate questions from shareholders. As described under “Proposal 2: Ratification of Appointment of Independent Auditors” above, the shareholders are being asked to ratify the selection of Grant Thornton LLP.

Fees Paid to Principal Independent Auditors

The following fees were billed by Grant Thornton LLP for professional services rendered to Rentrak for fiscal 2010 and 2009:

	2010	2009
Audit Fees (1)	$433,964	$429,521
Audit Related Fees (2)	$12,325	$5,800
Tax Fees (3)	$199,121	$164,265
All Other Fees (4)	—	—

(1)

Consists of fees for audit services involving the audit of Rentrak’s consolidated financial statements, review of interim quarterly statements, and provision of an attestation report on Rentrak’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Refers to fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans.

(3)	Relates to the preparation and review of U.S. federal, state and Canadian tax returns for fiscal 2010 and 2009.

(4)	Consists of consulting services performed by our auditors not included in the other categories.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring pre-approval of all fees and services of Rentrak’s independent auditors, including all audit, audit-related, tax, and other legally-permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee, together with a statement by the independent auditors and Rentrak’s chief financial officer or controller that such services are consistent with applicable rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services after reviewing detailed back-up documentation regarding the specific services to be provided. The term of any pre-approval is 12 months, unless the Audit Committee specifically provides for a shorter period. Additional pre-approval is required for services not included in the pre-approved lists and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by Grant Thornton LLP during fiscal 2010 and 2009 were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2011

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2011 Annual Meeting of Shareholders is March 28, 2011. To be considered at the 2011 Annual Meeting of Shareholders, Section 2.3.1 of Rentrak’s Bylaws requires shareholders to deliver notice of all proposals, nominations for director and other business to Rentrak’s principal executive office no later than 60 calendar days (or by June 27, 2011) and no earlier than 90 calendar days prior to the first anniversary of the date of the 2010 Annual Meeting.

By Order of the Board of Directors,

David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary

Portland, Oregon

July 26, 2010

RENTRAK CORPORATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends a vote FOR each of the nominees named below and FOR Proposal 2.

1. Election of Directors: 01 - William Engel 02 - Richard Hochhauser 03 - William Livek 04 - Anne MacDonald

05 - Martin O’Connor 06 - Paul Rosenbaum 07 - Brent Rosenthal 08 - Ralph Shaw +

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

01 02 03 04 05 06 07 08

For All EXCEPT - To withhold authority to vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

For Against Abstain

2. Ratify the appointment of Grant Thornton LLP as Independent Auditors.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X 0 2 6 2 7 0 2

+

017RSC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — RENTRAK CORPORATION

2010 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the board of directors of Rentrak Corporation (“Rentrak”).

The undersigned hereby appoints each of William Livek and David Chemerow as proxies, with full power of substitution, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of Rentrak common stock held of record by the undersigned on June 22, 2010, at the annual meeting of the shareholders to be held at The Cornell Club, located at 6 East 44th Street, New York, NY, 10017 on August 26, 2010, at 10:00 a.m., Eastern Daylight Time, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR each director nominee named in Proposal 1 and FOR Proposal 2.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date, and return the proxy using the enclosed envelope.